United States securities and exchange commission logo





                     November 2, 2023

       Neil Watanabe
       Chief Financial Officer
       Loop Media, Inc.
       700 N. Central Ave, Suite 430
       Glendale, CA 91203

                                                        Re: Loop Media, Inc.
                                                            Form 10-K for
Fiscal Year Ended September 30, 2022
                                                            Filed December 20,
2022
                                                            File No. 001-41508

       Dear Neil Watanabe:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services